Exhibit 99.1 (Filed herewith)

For immediate release

News Media Contact:

Ken Golden

Director, Global Public Reputation Strategy

Deere & Company

309-765-5678

Deere Reports Record First-Quarter Earnings of $514 million

▪                  Income more than doubles on 27% increase in net sales and revenues.

▪                  Results aided by strong demand for farm machinery and improved conditions in construction and forestry markets.

▪                  Profit forecast for year increased to about $2.5 billion.

MOLINE, Illinois (February 16, 2011) — Net income attributable to Deere & Company was $513.7 million, or $1.20 per share, for the first quarter ended January 31, compared with $243.2 million, or $0.57 per share, for the same period last year.

Worldwide net sales and revenues for the first quarter increased 27 percent, to $6.119 billion, compared with $4.835 billion last year. Net sales of the equipment operations were $5.514 billion for the quarter compared with $4.237 billion a year ago.

“John Deere’s first-quarter results reflect improving demand for our innovative lines of equipment coupled with the skillful execution of our business plans,” said Samuel R. Allen, chairman and chief executive officer. “Our actions are helping attract customers through advanced new products and technologies.” Sales of large farm machinery, particularly in the United States and Canada, are continuing to make a major impact, while construction equipment shipments are experiencing some degree of recovery, Allen noted. “Our record first-quarter performance is especially

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gratifying in light of market conditions that remain below normal levels in certain key sectors.”

Summary of Operations

Net sales of the worldwide equipment operations rose 30 percent for the quarter. Sales included price increases of 2 percent. Equipment net sales in the United States and Canada increased 35 percent for the quarter. Outside the U.S. and Canada, net sales were up 22 percent for the quarter, with an unfavorable currency-translation effect of 1 percent.

Deere’s equipment operations reported operating profit of $646 million for the quarter, compared with $315 million last year. Benefiting the quarter were higher shipment and production volumes as well as improved price realization, partially offset by increases in raw material costs and higher incentive-compensation expenses.

Financial services reported net income attributable to Deere & Company of $118.2 million for the quarter compared with $85.1 million last year. Results increased for the quarter primarily due to portfolio growth and a lower provision for credit losses.

Company Outlook & Summary

Company equipment sales now are projected to be up 18 to 20 percent for fiscal 2011 and up about 25 percent for the second quarter compared with the same periods of the previous year. Included is a favorable currency-translation impact of about 2 percent for the year and the quarter. Net income attributable to Deere & Company is anticipated to be approximately $2.5 billion for the full year.

With Deere’s strong first-quarter performance and positive outlook for 2011, the company remains well-positioned to capitalize on positive global economic trends while providing significant value to investors, Allen said. “Our balanced approach to cash flow management means we will continue

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setting the stage for future sales and earnings gains through the aggressive funding of organic growth while also remaining focused on returning cash directly to shareholders,” noted Allen. “We’re confident this approach will produce solid value for our customers, investors and other constituents over the long term.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales increased 21 percent for the quarter largely due to higher shipment volumes and improved price realization. Operating profit was $558 million compared with $352 million for the quarter last year. The improvement was primarily due to higher shipment and production volumes as well as improved price realization, partially offset by increased raw-material costs and higher incentive-compensation expenses.

Construction & Forestry. Construction and forestry sales climbed 81 percent, resulting in operating profit of $88 million. Last year the division had an operating loss of $37 million for the quarter. Contributing to the increase were significantly higher shipment and production volumes as well as improved price realization, partially offset by increased raw-material costs and higher incentive-compensation expenses.

Market Conditions & Outlook

Agriculture & Turf. Worldwide sales of agriculture and turf equipment are forecast to increase by about 16 percent for full-year 2011, benefiting from favorable global farm conditions. Farmers in many of the company’s markets are experiencing solid levels of income due to strong global demand for agricultural commodities, low grain stocks in relation to use, and rising prices for crops such as corn, wheat, soybeans, sugar and

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cotton. Farm commodity prices have escalated sharply since the beginning of the year, lending further support to the outlook.

After staging a healthy advance in 2010, industry farm-machinery sales in the U.S. and Canada are forecast to be up about 5 percent for 2011. Overall conditions remain positive and demand for high-horsepower equipment continues to be strong. However, production limits and transitional issues associated with the broad launch of Interim Tier 4 emissions-compliant equipment are expected to have a moderating effect on near-term sales potential.

Industry sales in the EU 27 nations of Western and Central Europe are forecast to increase by about 10 percent, while sales in the Commonwealth of Independent States are expected to see moderate gains in relation to the prior year’s depressed level. Farm conditions are strengthening in the European and CIS markets. Industry sales in Asia also are forecast to grow moderately after last year’s robust improvement.

In South America, industry sales for the year are projected to be comparable with the strong levels of 2010. Deere’s own sales in the region are expected to benefit from a broader lineup of recently introduced products.

Industry sales of turf and utility equipment in the U.S. and Canada are expected to be flat after experiencing modest recovery in 2010.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to rise by about 35 percent for 2011. The increase reflects market conditions that are somewhat improved in relation to the prior year’s low level.  In addition, construction equipment sales to independent rental companies are expected to see further growth. World forestry markets are expected to experience further improvement for the year as a result of strong wood and pulp prices.

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Financial Services. Full-year 2011 net income attributable to Deere & Company for the financial services operations is forecast to be approximately $400 million, reflecting continued growth in the portfolio.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $83.8 million for the first quarter, compared with $63.9 million last year. Results were better for the quarter primarily due to growth in the portfolio and a lower provision for credit losses.

Net receivables and leases financed by JDCC were $20.749 billion at January 31, 2011, compared with $18.510 billion last year.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions, harvest yields,

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prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in the U.S., Russia, and Brazil), international reaction to such programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets in which the company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  General economic conditions can affect demand for the company’s equipment as well.  The current economic conditions and outlook in certain sectors have dampened demand for certain equipment.

Customer and company operations and results could be affected by

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changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof; and the spread of major epidemics.

Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Market conditions could also negatively impact customer access to capital for purchases of the company’s products; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  A sovereign debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, customers, and company operations and results.  State debt crises also could negatively impact customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity and bond markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations, access to capital and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform, and governmental programs in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4 and Final Tier 4 emission requirements), noise and the risk of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates and regulations; and actions by other regulatory bodies including changes in laws

Deere Announces First-Quarter Earnings	11

and regulations affecting the sectors in which the company operates.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain due to weather, natural disasters or financial hardship or the loss of liquidity by suppliers; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; oil and energy prices and supplies; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses, the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the company’s products.  If market uncertainty increases and general economic conditions worsen, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines

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in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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First Quarter 2011 Press Release
(in millions of dollars)
Unaudited

	Three Months Ended January 31
			%
	2011	2010	Change
Net sales and revenues:
Agriculture and turf	$4,371	$3,607	+21
Construction and forestry	1,143	630	+81
Total net sales	5,514	4,237	+30
Financial services *	507	506
Other revenues	98	92	+7
Total net sales and revenues	$6,119	$4,835	+27

Operating profit (loss) **
Agriculture and turf	$558	$352	+59
Construction and forestry	88	(37)
Financial services *	172	101	+70
Total operating profit	818	416	+97
Other reconciling items ***	(304)	(173)	+76
Net income attributable to Deere & Company	$514	$243	+112

Equipment operations outside the U.S. and Canada:
Net sales	$2,093	$1,711	+22
Operating profit	$214	$118	+81

*                    At the beginning of the first quarter of 2011, the Company combined the reporting of the credit segment and the “Other” segment into the financial services segment. The “Other” segment consisted of an insurance business related to extended warranty policies that did not meet the materiality threshold of reporting. The revenues and operating profit for previous periods were revised as shown above or as follows:

	Second Quarter	Third Quarter	Years
	2010	2010	2010	2009
Financial Services
Revenues	499	528	2,073	2,029
Operating profit	110	148	499	242

**             Operating profit (loss) is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes.  Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

***      Other reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, income taxes and net income attributable to noncontrolling interests.

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME For the Three Months Ended January 31, 2011 and 2010 (In millions of dollars and shares except per share amounts) Unaudited

	2011	2010
Net Sales and Revenues
Net sales	$5,513.8	$4,237.3
Finance and interest income	460.1	467.2
Other income	145.3	130.3
Total	6,119.2	4,834.8

Costs and Expenses
Cost of sales	4,094.1	3,205.5
Research and development expenses	268.9	235.7
Selling, administrative and general expenses	665.0	642.1
Interest expense	202.5	218.5
Other operating expenses	142.7	168.7
Total	5,373.2	4,470.5

Income of Consolidated Group before Income Taxes	746.0	364.3
Provision for income taxes	232.2	109.9
Income of Consolidated Group	513.8	254.4
Equity in income (loss) of unconsolidated affiliates	.5	(8.8)
Net Income	514.3	245.6
Less: Net income attributable to noncontrolling interests	.6	2.4
Net Income Attributable to Deere & Company	$513.7	$243.2

Per Share Data
Basic	$1.22	$.57
Diluted	$1.20	$.57

Average Shares Outstanding
Basic	421.8	423.6
Diluted	427.5	427.5

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY CONDENSED CONSOLIDATED BALANCE SHEET (In millions of dollars) Unaudited

	January 31	October 31	January 31
	2011	2010	2010
Assets
Cash and cash equivalents	$3,438.0	$3,790.6	$5,043.3
Marketable securities	234.2	227.9	206.4
Receivables from unconsolidated affiliates	43.8	38.8	38.4
Trade accounts and notes receivable - net	3,237.1	3,464.2	3,120.5
Financing receivables - net	18,164.1	17,682.2	14,686.7
Restricted financing receivables - net	1,768.2	2,238.3	2,603.9
Other receivables	885.1	925.6	774.5
Equipment on operating leases - net	1,845.4	1,936.2	1,613.1
Inventories	4,178.4	3,063.0	2,752.5
Property and equipment - net	3,781.5	3,790.7	4,424.8
Investments in unconsolidated affiliates	215.3	244.5	220.4
Goodwill	997.3	998.6	1,010.1
Other intangible assets - net	133.1	117.0	130.6
Retirement benefits	176.9	146.7	124.0
Deferred income taxes	2,664.5	2,477.1	2,750.2
Other assets	1,132.9	1,194.0	1,281.3
Assets held for sale		931.4
Total Assets	$42,895.8	$43,266.8	$40,780.7

Liabilities and Stockholders’ Equity
Short-term borrowings	$7,458.1	$7,534.5	$7,679.4
Payables to unconsolidated affiliates	276.9	203.5	77.4
Accounts payable and accrued expenses	5,910.5	6,481.7	4,777.3
Deferred income taxes	149.8	144.3	155.4
Long-term borrowings	16,705.9	16,814.5	17,090.6
Retirement benefits and other liabilities	5,807.9	5,784.9	6,014.6
Total liabilities	36,309.1	36,963.4	35,794.7
Total Deere & Company stockholders’ equity	6,578.6	6,290.3	4,979.6
Noncontrolling interests	8.1	13.1	6.4
Total stockholders’ equity	6,586.7	6,303.4	4,986.0
Total Liabilities and Stockholders’ Equity	$42,895.8	$43,266.8	$40,780.7

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY STATEMENT OF CONSOLIDATED CASH FLOWS For the Three Months Ended January 31, 2011 and 2010 (In millions of dollars) Unaudited

	2011	2010
Cash Flows from Operating Activities
Net income	$514.3	$245.6
Adjustments to reconcile net income to net cash used for operating activities:
Provision for doubtful receivables	7.9	25.9
Provision for depreciation and amortization	219.0	241.4
Share-based compensation expense	15.0	40.1
Undistributed earnings of unconsolidated affiliates	8.6	8.7
Provision (credit) for deferred income taxes	(185.1)	39.3
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(110.0)	(205.6)
Inventories	(1,096.1)	(348.2)
Accounts payable and accrued expenses	(447.3)	(416.9)
Accrued income taxes payable/receivable	130.5	4.8
Retirement benefits	94.2	(48.7)
Other	(51.3)	95.3
Net cash used for operating activities	(900.3)	(318.3)

Cash Flows from Investing Activities
Collections of receivables	3,761.7	3,211.8
Proceeds from maturities and sales of marketable securities	9.4	3.5
Proceeds from sales of equipment on operating leases	196.5	158.9
Proceeds from sales of businesses, net of cash sold	891.6	5.7
Cost of receivables acquired	(3,390.2)	(2,697.7)
Purchases of marketable securities	(20.7)	(18.5)
Purchases of property and equipment	(214.9)	(162.7)
Cost of equipment on operating leases acquired	(92.4)	(54.5)
Acquisitions of businesses, net of cash acquired	(46.6)	(18.7)
Other	(111.6)	(55.3)
Net cash provided by investing activities	982.8	372.5

Cash Flows from Financing Activities
Increase in short-term borrowings	19.5	571.6
Proceeds from long-term borrowings	328.4	335.1
Payments of long-term borrowings	(453.5)	(461.6)
Proceeds from issuance of common stock	88.9	24.5
Repurchases of common stock	(302.2)	(3.8)
Dividends paid	(127.2)	(118.5)
Excess tax benefits from share-based compensation	32.6	6.8
Other	(11.5)	(8.3)
Net cash provided by (used for) financing activities	(425.0)	345.8

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(10.1)	(8.4)

Net Increase (Decrease) in Cash and Cash Equivalents	(352.6)	391.6
Cash and Cash Equivalents at Beginning of Period	3,790.6	4,651.7
Cash and Cash Equivalents at End of Period	$3,438.0	$5,043.3

See Condensed Notes to Interim Financial Statements.

Condensed Notes to Interim Financial Statements (Unaudited)

(1)       Dividends declared and paid on a per share basis were as follows:

	Three Months Ended January 31
	2011	2010
Dividends declared	$.35	$.28
Dividends paid	.30	.28

(2)       The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(3)       Comprehensive income, which includes all changes in the total stockholders’ equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended January 31
	2011	2010
Net income	$514.3	$245.6
Other comprehensive income, net of tax:
Retirement benefits adjustment	66.2	71.8
Cumulative translation adjustment	20.4	(109.9)
Unrealized gain on derivatives	5.1	6.3
Unrealized gain (loss) on investments	(4.1)	.3
Comprehensive income	$601.9	$214.1

(4)       The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations, with “Financial Services” reflected on the equity basis.

(5) SUPPLEMENTAL CONSOLIDATING DATA

STATEMENT OF INCOME

For the Three Months Ended January 31, 2011 and 2010

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2011	2010	2011	2010
Net Sales and Revenues
Net sales	$5,513.8	$4,237.3
Finance and interest income	15.5	25.7	$498.0	$486.4
Other income	113.8	90.2	57.1	73.0
Total	5,643.1	4,353.2	555.1	559.4

Costs and Expenses
Cost of sales	4,094.4	3,205.9
Research and development expenses	268.9	235.7
Selling, administrative and general expenses	571.3	528.0	96.5	116.7
Interest expense	51.8	43.3	163.3	184.9
Interest compensation to Financial Services	40.8	42.6
Other operating expenses	41.6	34.2	123.6	157.0
Total	5,068.8	4,089.7	383.4	458.6

Income of Consolidated Group before Income Taxes	574.3	263.5	171.7	100.8
Provision for income taxes	178.4	93.9	53.8	16.0
Income of Consolidated Group	395.9	169.6	117.9	84.8

Equity in Income (Loss) Unconsolidated Subsidiaries and Affiliates
Financial Services	118.2	85.1	.3	.3
Other	.2	(9.1)
Total	118.4	76.0	.3	.3
Net Income	514.3	245.6	118.2	85.1
Less: Net income attributable to noncontrolling interests	.6	2.4
Net Income Attributable to Deere & Company	$513.7	$243.2	$118.2	$85.1

*   Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES
	January 31 2011	October 31 2010	January 31 2010	January 31 2011	October 31 2010	January 31 2010

Assets
Cash and cash equivalents	$2,923.0	$3,348.3	$3,397.2	$515.0	$442.3	$1,646.1
Marketable securities				234.2	227.9	206.4
Receivables from unconsolidated subsidiaries and affiliates	1,654.3	1,712.6	280.0	.2	1.6
Trade accounts and notes receivable - net	771.0	999.8	677.7	3,066.5	2,979.7	2,971.3
Financing receivables - net	7.6	9.4	3.7	18,156.5	17,672.8	14,683.0
Restricted financing receivables - net				1,768.2	2,238.3	2,603.9
Other receivables	793.1	889.5	625.8	112.4	49.4	137.5
Equipment on operating leases - net				1,845.4	1,936.2	1,613.1
Inventories	4,178.4	3,063.0	2,752.5
Property and equipment - net	3,714.2	3,722.4	3,357.7	67.3	68.3	1,067.1
Investments in unconsolidated subsidiaries and affiliates	3,314.0	3,420.2	3,165.7	7.2	7.0	6.3
Goodwill	997.3	998.6	1,010.1
Other intangible assets - net	129.2	113.0	130.6	4.0	4.0
Retirement benefits	176.0	145.8	123.0	30.8	31.4	9.0
Deferred income taxes	2,771.1	2,737.1	2,900.7	106.7	103.2	91.8
Other assets	422.0	381.2	350.8	711.1	812.9	931.2
Assets held for sale					931.4
Total Assets	$21,851.2	$21,540.9	$18,775.5	$26,625.5	$27,506.4	$25,966.7

Liabilities and Stockholders’ Equity
Short-term borrowings	$426.0	$85.0	$442.9	$7,032.1	$7,449.5	$7,236.5
Payables to unconsolidated subsidiaries and affiliates	276.9	205.2	77.4	1,610.6	1,673.7	241.6
Accounts payable and accrued expenses	5,360.5	5,757.1	4,151.9	1,171.1	1,253.3	1,143.4
Deferred income taxes	94.8	92.0	85.8	268.3	415.5	312.0
Long-term borrowings	3,314.8	3,328.6	3,049.6	13,391.1	13,485.9	14,041.0
Retirement benefits and other liabilities	5,791.5	5,771.6	5,983.8	46.4	43.8	38.7
Total liabilities	15,264.5	15,239.5	13,791.4	23,519.6	24,321.7	23,013.2
Total Deere & Company stockholders’ equity	6,578.6	6,290.3	4,979.6	3,105.9	3,182.7	2,951.6
Noncontrolling interests	8.1	11.1	4.5		2.0	1.9
Total stockholders’ equity	6,586.7	6,301.4	4,984.1	3,105.9	3,184.7	2,953.5
Total Liabilities and Stockholders’ Equity	$21,851.2	$21,540.9	$18,775.5	$26,625.5	$27,506.4	$25,966.7

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Three Months Ended January 31, 2011 and 2010

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2011	2010	2011	2010
Cash Flows from Operating Activities
Net income	$514.3	$245.6	$118.2	$85.1
Adjustments to reconcile net income to net cash
provided by (used for) operating activities:
Provision (credit) for doubtful receivables	.1	(2.6)	7.7	28.5
Provision for depreciation and amortization	144.4	150.3	95.2	108.0
Undistributed earnings of unconsolidated subsidiaries and affiliates	(28.3)	(6.1)	(.3)	(.3)
Provision (credit) for deferred income taxes	(202.0)	24.3	16.9	15.0
Changes in assets and liabilities:
Receivables	238.4	71.7		(6.9)
Inventories	(1,045.3)	(303.6)
Accounts payable and accrued expenses	(347.9)	(329.6)	(14.4)	(62.6)
Accrued income taxes payable/receivable	125.0	36.4	5.6	(31.6)
Retirement benefits	91.2	(52.3)	3.0	3.7
Other	(3.4)	31.9	(35.6)	102.6
Net cash provided by (used for) operating activities	(513.5)	(134.0)	196.3	241.5

Cash Flows from Investing Activities
Collections of receivables			10,476.8	7,634.8
Proceeds from maturities and sales of marketable securities			9.4	3.5
Proceeds from sales of equipment on operating leases			196.5	158.9
Proceeds from sales of businesses, net of cash sold	891.6	5.7
Cost of receivables acquired			(10,537.9)	(7,426.1)
Purchases of marketable securities			(20.7)	(18.5)
Purchases of property and equipment	(214.4)	(149.3)	(.4)	(13.4)
Cost of equipment on operating leases acquired			(161.1)	(114.8)
Acquisitions of businesses, net of cash acquired	(46.6)	(18.7)
Other	(45.7)	(20.6)	(86.6)	(24.7)
Net cash provided by (used for) investing activities	584.9	(182.9)	(124.0)	199.7

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	325.5	(51.7)	(306.0)	623.3
Change in intercompany receivables/payables	(479.5)	188.6	479.5	(188.6)
Proceeds from long-term borrowings		.1	328.4	335.0
Payments of long-term borrowings	(19.9)	(5.4)	(433.7)	(456.3)
Proceeds from issuance of common stock	88.9	24.5
Repurchases of common stock	(302.2)	(3.8)
Dividends paid	(127.2)	(118.5)	(81.0)	(70.0)
Excess tax benefits from share-based compensation	32.6	6.8
Other	(6.6)	(5.1)	15.0	(3.1)
Net cash provided by (used for) financing activities	(488.4)	35.5	2.2	240.3

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(8.3)	(11.2)	(1.8)	2.7

Net Increase (Decrease) in Cash and Cash Equivalents	(425.3)	(292.6)	72.7	684.2
Cash and Cash Equivalents at Beginning of Period	3,348.3	3,689.8	442.3	961.9
Cash and Cash Equivalents at End of Period	$2,923.0	$3,397.2	$515.0	$1,646.1

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.